Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Partners
Smith Barney Diversified Futures Fund L.P. II:
We consent to the use of our report dated March 24, 2008, with respect to the statement of financial condition of Smith Barney Diversified Futures Fund L.P. II, including the schedule of investments, as of December 31, 2007, and the related statements of income and expenses, and changes in partners’ capital for each of the years in the two-year period ended December 31, 2007, which report appears in the December 31, 2008 annual report on Form 10-K of Smith Barney Diversified Futures Fund L.P. II.
/s/ KPMG LLP

New York, New York
March 26, 2009